UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): September 1, 2011

BLUE COAT SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-28139	91-1715963
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

420 North Mary Avenue

Sunnyvale, California 94085

(408) 220-2200

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Retention Awards

On September 1, 2011, Blue Coat Systems, Inc. (the “Company”) implemented an employee retention program, consisting of both a cash bonus and restricted stock units (or, for certain international employees, cash in lieu of restricted stock units), to 43 key employees (including executive officers) of the Company or its subsidiaries (the “Recipients”). The retention program is intended to incent the Recipients to remain employed during a current period of transition for the Company by providing rewards over the next 12 months.

Subject to a Recipient’s continued employment, the cash bonuses will be paid on or about February 27, 2012. Assuming that all Recipients remain employed until February 27, 2012, the Company will pay approximately $2,520,000 in the aggregate for these cash bonuses.

A total of 133,500 restricted stock units were approved and will vest on September 15, 2012, subject to a Recipient’s continuous service. The restricted stock units were granted under the Company’s 2007 Stock Incentive Plan and the terms and conditions of the Company’s standard award agreement. In lieu of restricted stock units, the Company will pay approximately $75,000 to certain Recipients employed internationally, subject to a Recipient’s continued employment until September 15, 2012.

As part of this retention program, Gordon C. Brooks, our Chief Financial Officer, will be eligible for a cash bonus of $100,000 and received 5,500 restricted stock units, and Steve A. Daheb, our Chief Marketing Officer, will be eligible for a cash bonus of $125,000 and received 5,600 restricted stock units.

Compensation of Interim CEO

On September 1, 2011, in consideration of her service as Interim CEO, the Compensation Committee of the Board of Directors of the Company awarded Carol G. Mills, director and Interim CEO of the Company, 3,700 restricted stock units, which will vest on September 15, 2011, subject to her continuous service on the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE COAT SYSTEMS, INC.

DATE: September 2, 2011	By:	/s/ Betsy E. Bayha
Betsy E. Bayha Senior Vice President, General Counsel & Secretary